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                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Encysive Pharmaceuticals, Inc. (formerly Texas Biotechnology Corporation):

We consent to the incorporation by reference in the registration statements (Nos. 33-79656, 33-79658, 33-79670, 33-93282, 33-93368, 333-27423, 333-27425,
333-79477, 333-72468, 333-41864, 333-107939 and 333-107941) on Forms S-8 and
(Nos. 333-03433 and 333-25043) on Forms S-3 of Encysive Pharmaceuticals, Inc. (formerly Texas Biotechnology Corporation or the "Company") of our report dated January 30, 2003, with respect to the balance sheets of Encysive, L.P. (formerly ICOS-Texas Biotechnology L.P. or the "Limited Partnership") (a development stage limited partnership) as of December 31, 2002 and 2001, and the related statements of operations, partners' deficit and cash flows for each of the years in the two-year period ended December 31, 2002, the period from June 6, 2000 (inception) to December 31, 2000, and the period from June 6, 2000 (inception) to December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K/A of the Company.

Our report on the aforementioned financial statements of the Limited Partnership dated January 30, 2003, contains an explanatory paragraph that states that the Limited Partnership has experienced recurring losses from operations and has a partners' deficit which raise substantial doubt about its ability to continue as a going concern. The Limited Partnership financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP

Seattle, Washington
November 13, 2003